EXHIBIT 10.1

DESCRIPTION OF THE MATERIAL TERMS OF

LOCAL.COM CORPORATION BONUS PROGRAM

AS OF JUNE 20, 2012

The Local.com Corporation Bonus Program (the “Bonus Program”) provides for the payment of bonuses, in cash and stock, to employees of Local.com Corporation (the “Company”) and its subsidiaries, including the Company’s currently employed named executive officers (the “NEOs,” as named in the Company’s most recently filed Form 10-K). On June 20, 2012, the Nominating, Compensation and Corporate Governance Committee (the “NCCG Committee”) of the Company’s Board of Directors (the “Board”) amended the Bonus Program for its NEOs, as outlined below, applicable for the second half bonus period.

The Bonus Program is based on meeting or exceeding certain Financial Performance Goals (the “FPGs”) and certain Personal Performance Goals (the “PPGs”). Each employee has been assigned a bonus target equal to a percentage of their base salary (for NEOs, as outlined in their respective employment agreements with the Company) (the “Threshold Target Bonus”) and a Maximum Target Bonus of up to 150% of the Threshold Target Bonus (the “Maximum Target Bonus”) based upon over-achievement of FPGs and PPGs. The FPGs will be subject to a minimum performance threshold, under which no bonuses related to the FPG is paid (the “Minimum Target Bonus”). In calculating the Maximum Target Bonus and Minimum Target Bonus with respect to an FPG, any overachievement or underachievement of an FPG shall result in an increase or decrease in the bonus payable with respect to such individual FPG, as follows:

For the FPG related to achievement of certain Revenue targets, as set by the NCCG Committee:

FPG Achievement Percentage	% of Bonus Payable with Respect to Such FPG

Under 85%	0%

Under 90% to 85%	100% less 2 percentage points for each percentage point under 100% of the FPG Target*

110% to 90%	An amount equal to percentage achievement of the FPG Target

Over 110%	100% plus 2 percentage points for each percentage point above 100% of the FPG Target.

Over 125%	150%

*Only applicable if the FPG Achievement Percentage is less than 90% of target.

For the FPG related to achievement of certain Adjusted Net Income targets, as set by the NCCG Committee:

FPG Achievement Percentage	% of Bonus Payable with Respect to Such FPG

Under 70%	0%

150% to 70%	An amount equal to percentage achievement of the FPG Target

The amount represented by the Threshold Target Bonus, the Maximum Target Bonus and the Minimum Target Bonus is referred to as the “Bonus.”

For the Chief Executive Officer (CEO), the Bonus is measured based upon achievement of the following:

FPGs

50% of the Threshold Target Bonus is based upon achieving the Revenue targets for the Company as a whole, as set by the Board in its approved budget for the applicable period;

50% of the Threshold Target Bonus is based upon achieving the Adjusted Net Income (loss) targets for the Company as a whole as set by the Board in its approved budget for the applicable period.

The foregoing percentage allocations are subject to change in the Committee’s discretion, prior to the commencement of the bonus period for which such change would be applicable.

PPGs

The CEO has no PPGs.

For all other NEOs, the Bonus is measured based upon achievement of the following:

FPGs

37.5% of the Threshold Target Bonus is based upon achieving the Revenue targets for the Company as a whole, as set by the Board in its approved budget for the applicable period;

37.5% of the Threshold Target Bonus is based upon achieving the Adjusted Net Income (loss) targets for the Company as a whole as set by the Board in its approved budget for the applicable period; and

The foregoing percentage allocations are subject to change in the Committee’s discretion, prior to the commencement of the bonus period for which such change would be applicable. For the second half of 2012, the percentage allocations set forth above are accurate and complete.

PPGs

25% of the Threshold Target Bonus is based upon achieving the PPGs set by the CEO for the individual NEO.

For all other employees, the Bonus is measured based upon achievement of a combination of FPGs and PPGs, as determined by the Company’s management team on an individual employee basis.

Additional Modifications

Notwithstanding the foregoing Bonus Plan features, the Bonus Plan shall be subject to the following modifications:

1. The Bonus for the Second Half of 2012 (the “2H 2012 Bonus”) will not be paid to the CEO, President, COO, CMO, CTO, CIO, or CFO or other employees hold similarly titled positions, if any, (collectively, the “C-Suite”) in the event the Company experiences an Adjusted Net Loss for the entirety of the second half of 2012 viewed as a single period, regardless of achievement of PPGs by such individuals.

2. 2H 2012 Bonus pool shall be capped at 45% of the total of (i) Adjusted Net Income earned by the Company, subject to certain exceptions, plus (ii) the 2H 2012 Bonus pool as if paid all in cash (i.e., irrespective of whether a portion of the 2H 2012 Bonus is paid in stock) (the “ANI Cap”) and shall be reduced on a pro rata basis amongst eligible employees based on the amounts that would otherwise have been earned by such eligible employees in the absence of such ANI Cap.

Definitions:

Adjusted Net Income (Loss) is defined by the Company as net income (loss) excluding: provision for income taxes; interest and other income (expense), net; depreciation; amortization; stock based compensation charges and non-recurring items.